Exhibit 21.1
SUBSIDIARIES OF PUBMATIC, INC.

Name:	Jurisdiction:
PubMatic India Private Limited	India
PubMatic GmbH	Germany
PubMatic Limited	United Kingdom
PubMatic Software (Shanghai) Limited	China
PubMatic KK	Japan
PubMatic Pte Ltd	Singapore
PubMatic US, Inc.	Delaware
PubMatic Ireland Limited	Ireland